Exhibit 99.1

Contact: John L. Spaid, EVP, Finance
Phone: (615) 890-9100

NHI Announces Hire of New Investor Relations Director

MURFREESBORO, Tenn.-- (July 31, 2019) -- National Health Investors, Inc. (NYSE:NHI) today announced that it has hired Dana Hambly as its new Director of Investors Relations. He will be replacing Colleen Schaller beginning August 1, 2019. Schaller will be transitioning to a new role as Real Estate Transaction Manager.

Hambly joins the Company acting as a key liaison with the equity market and analysts. His responsibilities will include the planning and execution of a comprehensive, proactive investor relations program, including explaining financial results, communicating corporate strategy and articulating the company’s competitive advantages and risks to institutional shareholders, sell-side analysts, and other stakeholders.

Previously, Hambly served as Senior Vice President and Equity Research Analyst at Stephens Inc., where he covered publicly traded REITs, including NHI, and healthcare companies in behavioral health, post-acute health, senior housing, physician staffing, outpatient surgery, and various other post-acute services industries. Hambly graduated from Georgetown University with a B.A. and received his MBA from Vanderbilt University’s Owen Graduate School of Management in 2006.

John Spaid stated, “The hiring of Dana Hambly as our new Director of Investor Relations marks a strategic change in the way the Company will interact with our institutional investors and the equity market and demonstrates our commitment to providing transparent and comprehensive communications to the investor community.”

Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.